EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS SECOND QUARTER 2026 RESULTS

Selected Highlights

•
Second quarter Operating EBITDA* of negative $21.0 million (net loss of $76.0 million), including a non-cash inventory impairment of $29.0 million, compared to negative $20.9 million (net loss of $86.1 million) in the same quarter of 2025
•
Implementing operational restructuring at the Torgau facility to align its capacity and operational profile to current market conditions, with the goal of ensuring an economically viable future for the facility
•
Continued efforts to improve our balance sheet and optimize working capital. "One Goal One Hundred" program remains on track to achieve $100 million of cost savings and operational efficiencies by year end, with additional cost savings of $13.0 million in second quarter and a total of approximately $54.0 million to date since launch in April 2025
•
Engaged advisors and key stakeholders to pursue and evaluate a range of strategic alternatives to address debt maturities, enhance liquidity and strengthen our capital structure

NEW YORK, NY, August 6, 2026 ‑ Mercer International Inc. (Nasdaq: MERC) today reported second quarter 2026 Operating EBITDA of negative $21.0 million, a decrease from negative $20.9 million in the same quarter of 2025 and positive $7.8 million in the first quarter of 2026.

In the second quarter of 2026, net loss was $76.0 million ($1.13 per share) compared to $86.1 million ($1.29 per share) in the same quarter of 2025 and $52.0 million ($0.78 per share) in the first quarter of 2026.

Mr. Juan Carlos Bueno, Chief Executive Officer, stated: "Our pulp sales realizations remained steady this quarter, as continued economic uncertainty delayed market recovery. Our second quarter results were also weighed down by rising European fiber costs, driven by regional supply shortages and intense competition for sawmill residuals

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net loss to Operating EBITDA.

from energy producers. As a result, we recognized a non-cash impairment of $29.0 million primarily against pulp and fiber inventory.

In response to ongoing economic uncertainty and weak market conditions, we have been actively evaluating strategic alternatives and are proactively taking steps to enhance our liquidity and strengthen our balance sheet. As previously announced, our existing special committee of independent directors continues to oversee, review, and evaluate the development and implementation of potential alternatives to improve our capital structure.

To assist in these matters, we have engaged advisors to review strategic alternatives and broader financing initiatives. As part of this process, we have entered into discussions with holders of our 2028 and 2029 senior notes, as well as other stakeholders across our capital structure, regarding potential financing and other liquidity-enhancing transactions. These discussions remain ongoing and we continue to evaluate a range of alternatives with the objective of achieving a comprehensive solution that supports our long-term business plan. No agreement has been reached with any stakeholder group, and there can be no assurance the discussions referenced above will result in any particular transaction or that any transaction, if pursued, will be completed.

We continue to pursue our "One Goal One Hundred" program and remain confident that we will achieve our targeted $100 million in cost savings and operational efficiencies by year end. With $13.0 million in cost savings realized this quarter, we have achieved a total of approximately $54.0 million since its launch in April 2025. The program is part of our broader initiatives to improve our balance sheet and preserve cash, including efforts to reduce capital expenditures and optimize working capital.

Like many industry participants, Mercer Torgau has been impacted by global economic uncertainty and heightened raw material and energy costs. To address these dynamics, the facility has taken various comprehensive measures to enhance operations, including the installation of new scanning technology to increase production of higher-value, on-grade dimensional lumber and expand exports to the U.S. It also recently announced additional strategic actions designed to align its capacity and operational profile with market conditions. These include a reduction in its workforce and adjustments to its product portfolio. An initial reduction of approximately 100 contractor positions was completed in July 2026, and Mercer Torgau expects an overall workforce reduction of approximately 350 positions as the initiative is completed in stages through the second quarter of 2027.

Looking ahead, ongoing geopolitical conflicts, including in the Middle East and Ukraine, are expected to exert inflationary pressures on fiber, freight and other production costs for our pulp and solid wood segments. While direct tariff impacts have been immaterial to date, we continue to monitor events as indirect impacts reshape global supply dynamics. On the supply-side, we are starting to see responses to prevailing market conditions, supporting our current expectation of more balanced markets toward the end of 2026.

Per unit fiber costs for our pulp and solid wood segments increased in the second quarter of 2026 compared to the first quarter of 2026, driven by supply constraints and strong demand in Germany. For the third quarter of 2026, per unit fiber costs are expected to remain elevated at our German mills with a slight increase at our pulp mills. This increase is driven by continued strong demand for wood as an energy source as a result of ongoing geopolitical conflicts. We expect to see a modest decrease in per unit fiber costs at our sawmills and Canadian pulp mills as regional curtailments improve their fiber supply.

We had relatively stable pulp production in the second quarter of 2026 compared to the first quarter. However, we strategically reduced production at our German mills by approximately 26,000 tonnes due to fiber constraints and expect these reductions to continue into the third quarter. We had no annual planned maintenance downtime in the second quarter of 2026 and expect a total of 40 days of annual planned maintenance downtime at our pulp mills in the third quarter of 2026.

In the second quarter of 2026, overall pulp prices were relatively steady compared to the first quarter of 2026 as weak demand was balanced by scheduled maintenance and curtailments. Looking ahead to the third quarter, we expect softwood pulp prices across all our markets to be slightly lower as the positive impacts of recent supply reductions are offset by lower seasonal demand. We expect hardwood pulp pricing to modestly decrease in the third quarter as global supply constraints ease.

In the second quarter of 2026, our lumber sales realizations increased compared to the first quarter of 2026 driven by low customer inventory levels and sawmill curtailments in the U.S. While supply also contracted in Europe, continued weak demand limited the positive impact on lumber pricing in the market. Overall demand is expected to remain weak in the third quarter of 2026 due to high U.S. interest rates and continued European economic headwinds. We are, however, seeing an upward trend in North American lumber prices driven by lower customer inventory levels and capacity curtailments. As conditions improve, we expect a strong recovery, with pent-up demand and supply constraints driving further price increases. The order book and commitments for our mass timber business are robust, at approximately $151 million at the end of the second quarter, anchored by large-scale data center infrastructure projects. We expect these contracts to begin contributing to our results as they commence in late 2026 and into 2027."

Mr. Bueno concluded: "As economic headwinds and geopolitical volatility persist, our immediate priorities are managing costs, maintaining our liquidity, and optimizing our capital structure. The proactive steps we are taking have the goal of strengthening our balance sheet and positioning us to capitalize as market conditions improve."

Consolidated Financial Results

	Q2	Q1	Q2	YTD	YTD
	2026	2026	2025	2026	2025
	(in thousands, except per share amounts)
Revenues	$460,278	$489,304	$453,524	$949,582	$960,498
Operating loss	$(58,974)	$(32,892)	$(58,404)	$(91,866)	$(51,671)
Operating EBITDA	$(20,993)	$7,848	$(20,881)	$(13,145)	$26,207
Net loss	$(75,978)	$(51,996)	$(86,071)	$(127,974)	$(108,410)
Net loss per common share
Basic	$(1.13)	$(0.78)	$(1.29)	$(1.91)	$(1.62)
Diluted	$(1.13)	$(0.78)	$(1.29)	$(1.91)	$(1.62)

Consolidated – Three Months Ended June 30, 2026 Compared to Three Months Ended June 30, 2025

Total revenues for the second quarter of 2026 remained relatively steady at $460.3 million compared to $453.5 million in the same period of 2025, as higher sales realizations for our solid wood products and higher pulp sales volumes were mostly offset by lower pulp sales realizations.

Costs and expenses in the second quarter of 2026 were generally flat at $519.3 million compared to $511.9 million in the same period of 2025. In the second quarter of 2026, higher per unit fiber costs were mostly offset by the impact of lower planned maintenance downtime and the benefits of our cost reduction initiatives. In the second quarter of 2026, costs and expenses included a non-cash impairment of $29.0 million primarily against pulp and fiber inventory as a result of low pulp prices and high fiber costs. In the same period of 2025, costs and expenses included a non-cash impairment of $11.0 million against hardwood inventory at our Peace River mill.

In the second quarter of 2026, Operating EBITDA was negative $21.0 million compared to negative $20.9 million in the same period of 2025. In the second quarter of 2026, higher per unit fiber costs and lower pulp sales realizations were mostly offset by the impact of lower planned maintenance downtime and the benefits of our cost reduction initiatives. In the second quarter of 2026, Operating EBITDA included a non-cash inventory impairment of $29.0 million compared to $11.0 million in the same period of 2025.

Segment Results

Pulp

	Three Months Ended June 30,
	2026	2025
	(in thousands)
Pulp revenues	$303,340	$313,705
Energy and chemical revenues	$21,734	$18,603
Segment Operating EBITDA(1)	$(12,651)	$(10,262)

______________

(1)
Segment Operating EBITDA is a measure of segment profit or loss presented in our financial statements under GAAP. Refer to the segment information note in our consolidated financial statements for more information.

In the second quarter of 2026, Segment Operating EBITDA for our pulp segment was negative $12.7 million compared to negative $10.3 million in the same period of 2025. This primarily resulted from lower pulp sales realizations and higher per unit fiber costs. These adverse effects were partially offset by the impact of lower planned maintenance downtime, the benefits of our cost reduction initiatives, and the positive foreign exchange impact from a stronger dollar. In the second quarter of 2026, Segment Operating EBITDA also included a non-cash inventory impairment of $26.0 million compared to $11.0 million in the same period of 2025.

Pulp segment revenues, comprised of pulp, energy and chemical revenues, in the second quarter of 2026 modestly decreased to $325.1 million from $332.3 million in the same period of 2025 due to lower pulp revenues.

Pulp revenues in the second quarter of 2026 modestly decreased to $303.3 million from $313.7 million in the same period of 2025 as a result of lower sales realizations, partially offset by higher sales volume.

In the second quarter of 2026, the third-party industry quoted average list price for NBSK pulp in Europe increased from the same period of 2025 primarily due to supply constraints. In the second quarter of 2026, the third-party industry quoted average list price in North America and net price in China for NBSK pulp both decreased compared to the same period of 2025. The decrease was primarily due to weak demand driven by the current economic climate and, in China, an oversupplied paper market. Our average NBSK pulp sales realizations in the second quarter of 2026 decreased by approximately 10% to $682 per ADMT from $758 per ADMT in the same period of 2025. This decrease was primarily due to lower pricing in North America and China, while higher list prices in Europe were offset by increased customer discounts.

In the second quarter of 2026, the third-party industry quoted average list price in North America and net price in China for NBHK pulp both increased from the same period of 2025, primarily due to global supply constraints. In the second quarter of 2026, average NBHK pulp sales realizations increased by approximately 6% to $607 per ADMT from $575 per ADMT in the same period of 2025, driven by higher prices in all our markets.

Total pulp sales volumes in the second quarter of 2026 increased by approximately 6% to 450,329 ADMTs from 426,731 ADMTs in the same period of 2025 driven by the timing of sales.

Energy and chemical revenues in the second quarter of 2026 increased by approximately 17% to $21.7 million from $18.6 million in the same period of 2025. This increase was primarily due to higher sales realizations, partially offset by lower sales volumes.

In the second quarter of 2026, cost and expenses modestly decreased to $362.9 million from $368.7 million in the same period of 2025. This decrease was primarily due to lower planned maintenance downtime, our cost reduction initiatives and the positive foreign exchange impact from a stronger dollar. These decreases were partially offset by higher per unit fiber costs and higher pulp sales volumes. In the second quarter of 2026, costs and expenses included a non-cash inventory impairment of $26.0 million compared to $11.0 million in the same period of 2025.

Total pulp production in the second quarter of 2026 was relatively flat at 455,769 ADMTs compared to 457,117 ADMTs in the same period of 2025. Our German pulp mills reduced production during the quarter in response to high fiber prices, but this was offset by there being no planned maintenance downtime in the second quarter of 2026 compared to 23 days (approximately 33,200 ADMTs) at our pulp mills in the same period of 2025. Pulp production at our German mills is expected to remain at reduced levels in the third quarter of 2026 due to ongoing high fiber costs.

Overall average per unit fiber costs in the second quarter of 2026 increased by approximately 14% compared to the same period of 2025 primarily due to higher costs in Germany. These higher costs were driven by reduced supply, and strong demand for wood as an energy source as a result of ongoing geopolitical conflicts. For the third quarter of 2026, per unit fiber costs for our German pulp mills are expected to slightly increase due to continued strong demand. For our Canadian pulp mills, per unit fiber costs are expected to modestly decrease as supply improves.

Solid Wood

	Three Months Ended June 30,
	2026	2025
	(in thousands)
Lumber revenues	$56,643	$66,332
Manufactured products revenues(1)	$25,821	$12,418
Pallet revenues	$31,908	$26,586
Biofuels revenues(2)	$10,724	$5,095
Energy revenues	$6,296	$4,242
Wood residuals revenues	$2,811	$2,595
Segment Operating EBITDA(3)	$(8,238)	$(4,861)

______________

(1)
Manufactured products primarily include cross-laminated timber ("CLT") and glue-laminated timber ("glulam").
(2)
Biofuels include pellets and briquettes.
(3)
Segment Operating EBITDA is a measure of segment profit or loss presented in our financial statements under GAAP. Refer to the segment information note in our consolidated financial statements for more information.

In the second quarter of 2026, Segment Operating EBITDA for the solid wood segment was negative $8.2 million compared to negative $4.9 million in the same period of 2025. This decrease primarily resulted from higher per unit fiber costs partially offset by higher sales realizations for all our products.

Solid wood segment revenues in the second quarter of 2026 increased by approximately 14% to $134.2 million from $117.3 million in the same period of 2025 as a result of higher revenue from all product categories except for lumber.

In the second quarter of 2026, lumber revenues decreased by approximately 15% to $56.6 million from $66.3 million in the same period of 2025 as a result of lower sales volumes. Average lumber sales realizations in the second quarter of 2026 modestly increased to $565 per Mfbm from $550 per Mfbm in the same period of 2025. This increase was primarily due to lower customer inventory levels in the U.S. The U.S. market accounted for approximately 49% of our lumber revenues and approximately 43% of our lumber sales volumes in the second quarter of 2026. The balance of our lumber sales were mainly to Europe.

Lumber sales volumes in the second quarter of 2026 decreased by approximately 17% to 100.3 MMfbm from 120.6 MMfbm in the same period of 2025 driven by the timing of sales.

In the second quarter of 2026, manufactured products revenues were $25.8 million compared to $12.4 million in the same period of 2025. This increase was primarily driven by higher sales volumes and realizations. Manufactured products sales realizations increased by approximately 67% to $2,206 per cubic meter in the second quarter of 2026 from $1,318 per cubic meter in the same period of 2025 driven by a shift in mass timber construction activity toward higher-value projects.

Lumber production in the second quarter of 2026 was relatively stable at 123.8 MMfbm compared to 120.2

MMfbm in the same period of 2025.

Fiber costs were approximately 85% of our lumber cash production costs in the second quarter of 2026. In the second quarter of 2026, per unit fiber costs for lumber production increased by approximately 28% compared to the same period of 2025 due to reduced supply and strong demand. For the third quarter of 2026, we currently expect per unit fiber costs to modestly decrease as sawlog availability improves.

Consolidated – Six Months Ended June 30, 2026 Compared to Six Months Ended June 30, 2025

Total revenues for the first half of 2026 were relatively flat at $949.6 million compared to $960.5 million in the same period of 2025.

Costs and expenses in the first half of 2026 modestly increased to $1,041.4 million from $1,012.2 million in the same period of 2025. This increase was primarily due to higher per unit fiber costs and negative foreign exchange impact from a weaker dollar on our euro and Canadian dollar-denominated costs and expenses. These adverse impacts were partially offset by the impact of lower planned maintenance downtime and the benefits of our cost reduction initiatives. In the first half of 2026, costs and expenses included inventory impairment charges of $51.0 million primarily against pulp and fiber inventory as a result of low pulp prices and high fiber costs. In the same period of 2025, costs and expenses included inventory impairment charges of $11.0 million against hardwood inventory at our Peace River mill.

In the first half of 2026, Operating EBITDA decreased to negative $13.1 million from positive $26.2 million in the same period of 2025. This decrease primarily resulted from lower pulp sales realizations and higher per unit fiber costs, partially offset by the impact of lower planned maintenance downtime and the benefits of our cost reduction initiatives. In the first half of 2026, Operating EBITDA also included inventory impairment charges of $51.0 million compared to $11.0 million in the same period of 2025.

Liquidity

As of June 30, 2026, we had cash and cash equivalents of $78.8 million. After taking into account the previously announced €70 million reduction in borrowing capacity under our German revolving credit facility, we had approximately $112.9 million available under our revolving credit facilities, bringing aggregate liquidity to approximately $191.7 million as of June 30, 2026. Please refer to our Quarterly Report on Form 10-Q for the period ended June 30, 2026, for further information regarding our liquidity as of June 30, 2026.

The following table is a summary of selected financial information as of the dates indicated:

	June 30,	December 31,
	2026	2025
	(in thousands)
Cash and cash equivalents	$78,775	$186,805
Working capital	$182,474	$582,176
Total assets	$1,869,907	$2,041,420
Current liabilities	$600,876	$283,626
Long-term liabilities	$1,367,005	$1,689,734
Total shareholders’ equity (deficit)	$(97,974)	$68,060

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for August 7, 2026 at 10:00 AM ET. Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/smtqn5ma or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the website and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany, USA and Canada with consolidated annual production capacity of 2.1 million tonnes of pulp, 1,023 million board feet of lumber, 210 thousand cubic meters of CLT, 45 thousand cubic meters of glulam, 17 million pallets and 230 thousand tonnes of biofuels. To obtain further information on the company, please visit its website at https://www.mercerint.com.

The preceding includes forward-looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, ability to refinance or obtain any necessary financing on acceptable terms in the future, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

William D. McCartney

Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q2	Q1	Q2	YTD	YTD
	2026	2026	2025	2026	2025
	(in thousands, except per share amounts)
Revenues from external customers
Pulp segment	$325,074	$344,983	$332,308	$670,057	$713,388
Solid wood segment	134,203	131,742	117,268	265,945	239,988
Corporate and other	1,001	12,579	3,948	13,580	7,122
Total revenues	$460,278	$489,304	$453,524	$949,582	$960,498

Pulp Segment Operating EBITDA(1)	$(12,651)	$6,897	$(10,262)	$(5,754)	$39,610
Solid wood Segment Operating EBITDA(1)	(8,238)	(5,631)	(4,861)	(13,869)	(5,153)
Corporate and other	(104)	6,582	(5,758)	6,478	(8,250)
Operating EBITDA(2)	$(20,993)	$7,848	$(20,881)	$(13,145)	$26,207

Net loss	$(75,978)	$(51,996)	$(86,071)	$(127,974)	$(108,410)
Net loss per common share
Basic	$(1.13)	$(0.78)	$(1.29)	$(1.91)	$(1.62)
Diluted	$(1.13)	$(0.78)	$(1.29)	$(1.91)	$(1.62)
Common shares outstanding at period end	67,019	66,983	66,983	67,019	66,983

______________

(1)
Segment Operating EBITDA is a measure of segment profit or loss presented in our financial statements under GAAP. Refer to the segment information note in our consolidated financial statements for more information.
(2)
Operating EBITDA is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net loss to Operating EBITDA.

Summary Operating Highlights

	Q2	Q1	Q2	YTD	YTD
	2026	2026	2025	2026	2025
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	390.0	362.5	403.2	752.5	773.6
NBHK	65.8	103.2	53.9	169.0	142.4
Annual maintenance downtime ('000 ADMTs)	—	—	33.2	—	62.9
Annual maintenance downtime (days)	—	—	23	—	45
Pulp sales ('000 ADMTs)
NBSK	368.8	385.1	361.4	753.8	749.5
NBHK	81.6	85.6	65.3	167.2	155.1
Average NBSK pulp prices ($/ADMT)(1)
Europe	1,655	1,618	1,553	1,637	1,552
China	658	685	734	672	764
North America	1,577	1,563	1,820	1,570	1,787
Average NBHK pulp prices ($/ADMT)(1)
China	602	595	533	598	556
North America	1,495	1,338	1,310	1,417	1,289
Average pulp sales realizations ($/ADMT)(2)
NBSK	682	696	758	689	771
NBHK	607	564	575	585	572
Energy production ('000 MWh)	483.0	544.6	511.1	1,027.6	1,038.1
Energy sales ('000 MWh)	162.3	179.3	183.1	341.6	381.8
Average energy sales realizations ($/MWh)	109	123	83	117	96
Solid Wood Segment
Lumber
Production (MMfbm)	123.8	115.9	120.2	239.8	248.2
Sales (MMfbm)	100.3	112.1	120.6	212.5	251.5
Average sales realizations ($/Mfbm)	565	536	550	549	524
Energy
Production and sales ('000 MWh)	43.3	38.0	32.7	81.3	68.8
Average sales realizations ($/MWh)	145	147	130	146	132
Manufactured products(3)
Production ('000 cubic meters)	11.0	7.9	7.8	18.9	14.9
Sales ('000 cubic meters)	11.0	10.7	8.1	21.7	14.0
Average sales realizations ($/cubic meter)	2,206	1,801	1,318	2,007	1,955
Pallets
Production ('000 units)	2,314.8	2,433.3	2,132.9	4,748.1	4,229.3
Sales ('000 units)	2,418.3	2,381.3	2,248.0	4,799.6	4,376.8
Average sales realizations ($/unit)	13	13	12	13	11
Biofuels(4)
Production ('000 tonnes)	37.3	35.4	25.2	72.7	69.7
Sales ('000 tonnes)	34.6	38.1	19.6	72.6	59.9
Average sales realizations ($/tonne)	310	320	260	315	239
Average Spot Currency Exchange Rates
$ / €(5)	1.1632	1.1701	1.1342	1.1666	1.0943
$ / C$(5)	0.7229	0.7292	0.7225	0.7260	0.7099

______________

(1)
Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates.
(2)
Sales realizations after customer discounts, rebates and other selling concessions.
(3)
Manufactured products primarily include CLT and glulam.
(4)
Biofuels include pellets and briquettes.
(5)
Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$460,278	$453,524	$949,582	$960,498
Costs and expenses
Cost of sales, excluding depreciation and amortization	449,798	444,047	902,783	874,294
Cost of sales depreciation and amortization	37,903	37,451	78,569	77,741
Selling, general and administrative expenses	31,551	30,430	60,096	60,134
Operating loss	(58,974)	(58,404)	(91,866)	(51,671)
Other income (expenses)
Interest expense	(30,920)	(28,411)	(60,021)	(56,566)
Other income (expenses)	503	(1,120)	2,323	(1,305)
Total other expenses, net	(30,417)	(29,531)	(57,698)	(57,871)
Loss before income taxes	(89,391)	(87,935)	(149,564)	(109,542)
Income tax recovery	13,413	1,864	21,590	1,132
Net loss	$(75,978)	$(86,071)	$(127,974)	$(108,410)
Net loss per common share
Basic	$(1.13)	$(1.29)	$(1.91)	$(1.62)
Diluted	$(1.13)	$(1.29)	$(1.91)	$(1.62)
Dividends declared per common share	$—	$0.075	$—	$0.150

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	June 30, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$78,775	$186,805
Restricted cash	5,000	—
Accounts receivable, net	308,554	298,889
Inventories	375,301	359,401
Prepaid expenses and other	15,720	20,707
Total current assets	783,350	865,802
Property, plant and equipment, net	1,028,469	1,115,490
Amortizable intangible assets, net	24,335	26,110
Operating lease right-of-use assets	5,696	6,818
Pension asset	11,328	12,975
Deferred income tax assets	4,929	7,839
Other long-term assets	11,800	6,386
Total assets	$1,869,907	$2,041,420
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$270,496	$269,217
Pension and other post-retirement benefit obligations	718	745
Current debt	329,662	13,664
Total current liabilities	600,876	283,626
Long-term debt	1,305,711	1,605,144
Pension and other post-retirement benefit obligations	10,786	10,392
Operating lease liabilities	3,048	3,858
Deferred income tax liabilities	33,079	58,298
Other long-term liabilities	14,381	12,042
Total liabilities	1,967,881	1,973,360
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 67,018,000 issued and outstanding (2025 – 66,983,000)	67,083	66,871
Additional paid-in capital	365,066	365,357
Accumulated deficit	(404,990)	(277,016)
Accumulated other comprehensive loss	(125,133)	(87,152)
Total shareholders’ equity (deficit)	(97,974)	68,060
Total liabilities and shareholders’ equity	$1,869,907	$2,041,420

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Cash flows from (used in) operating activities
Net loss	$(75,978)	$(86,071)	$(127,974)	$(108,410)
Adjustments to reconcile net loss to cash flows from operating activities
Depreciation and amortization	37,981	37,523	78,721	77,878
Deferred income tax recovery	(13,254)	(1,632)	(21,263)	(11,138)
Inventory impairment	29,000	11,000	51,000	11,000
Defined benefit pension plans and other post-retirement benefit plan expense (income)	(82)	175	(161)	344
Stock-based compensation	(857)	1,036	(69)	2,042
Foreign exchange transaction losses (gains)	(621)	9,361	(5,261)	17,779
Other	2,462	3,012	2,250	4,640
Changes in working capital
Accounts receivable	18,580	31,588	(13,452)	14,790
Inventories	(46,597)	(17,175)	(81,727)	(24,066)
Accounts payable and accrued expenses	(87)	(12,046)	12,579	16,386
Prepaid expenses and other	34,337	18,703	4,575	(8,760)
Net cash used in operating activities	(15,116)	(4,526)	(100,782)	(7,515)
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(12,164)	(24,331)	(25,330)	(44,413)
Proceeds from government grants	4,825	3,115	4,825	3,115
Other	821	(1,557)	1,162	(1,335)
Net cash used in investing activities	(6,518)	(22,773)	(19,343)	(42,633)
Cash flows from (used in) financing activities
Proceeds from revolving credit facilities, net	24,153	3,607	30,001	25,361
Dividend payments	—	(5,015)	—	(5,015)
Payment of finance lease obligations	(3,753)	(2,405)	(7,316)	(4,913)
Other	(4,551)	545	(5,078)	545
Net cash from (used in) financing activities	15,849	(3,268)	17,607	15,978
Effect of exchange rate changes on cash, cash equivalents and restricted cash	19	(4,407)	(512)	(4,256)
Net decrease in cash, cash equivalents and restricted cash	(5,766)	(34,974)	(103,030)	(38,426)
Cash, cash equivalents and restricted cash, beginning of period	89,541	181,473	186,805	184,925
Cash, cash equivalents and restricted cash, end of period	$83,775	$146,499	$83,775	$146,499

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and long-lived asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and long-lived asset impairment charges are not actual cash costs, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, management believes Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs, income taxes and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income (loss) or operating income (loss) as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. Operating EBITDA is an internal measure and therefore may not be comparable to other companies.

Operating EBITDA is a non-GAAP financial measure at the consolidated level and is considered different from Operating EBITDA at the segment level, referred to as "Segment Operating EBITDA", which is our single measure of segment profit or loss presented in our financial statements under GAAP. For more information on Segment Operating EBITDA, refer to the segment information note within our consolidated financial statements.

The following table sets forth a reconciliation of net loss to Operating EBITDA for the periods indicated:

	Q2	Q1	Q2	YTD	YTD
	2026	2026	2025	2026	2025
Net loss	$(75,978)	$(51,996)	$(86,071)	$(127,974)	$(108,410)
Income tax recovery	(13,413)	(8,177)	(1,864)	(21,590)	(1,132)
Interest expense	30,920	29,101	28,411	60,021	56,566
Other expenses (income)	(503)	(1,820)	1,120	(2,323)	1,305
Operating loss	(58,974)	(32,892)	(58,404)	(91,866)	(51,671)
Add: Depreciation and amortization	37,981	40,740	37,523	78,721	77,878
Operating EBITDA	$(20,993)	$7,848	$(20,881)	$(13,145)	$26,207